Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-158319

September 18, 2009

Zions Bancorporation

7.75% Senior Notes Due September 23, 2014

Summary of Terms for Issuance

Issuer:	Zions Bancorporation

Securities Offered:	7.75% Senior Notes due September 23, 2014

Expected Ratings:	BBB- / BBB / BBB (low) (S&P / Fitch / DBRS)

Price to Public:	86.888% of principal amount

Aggregate Principal Amount:	$450,000,000

Coupon:	7.75% per annum

Reoffer Yield:	11.25%

Trade Date:	September 18, 2009

Settlement Date:	September 23, 2009 (T+3)

Maturity Date:	September 23, 2014

Gross Proceeds to Issuer:	$390,996,000

Net Proceeds to Issuer:	$387,086,040

Interest Payment Dates:	Semi-annually on each March 23 and September 23,

beginning March 23, 2010 and ending on Maturity Date.

Lead Joint Book Running Managers:	Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Co-Joint Book Running Managers:	Banc of America Securities LLC

J.P. Morgan Securities Inc.

Zions Direct, Inc.

Minimum Denomination / Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP/ISIN:	989701AX5 / US989701AX56

Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The notes are being issued with more than de minimis original issue discount (OID) for U.S. federal income tax purposes. Accordingly, a holder of the notes will be required to include the OID in income as ordinary interest income as it accrues. See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the preliminary prospectus.

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-158319

September 18, 2009

Zions Bancorporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated March 31, 2009 contained in that registration statement, the preliminary prospectus supplement dated September 17, 2009, and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Zions Bancorporation, any underwriter or any dealer participating in this offering will arrange to send you a copy of these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Goldman, Sachs & Co. toll-free at 1-866-471-2526. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.